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                                                                    EXHIBIT 23.7

                                    CONSENT

    DSET Corporation (the 'Company') has entered into that certain Agreement and Plan of Merger with ISPSoft, Inc. dated as of June 26, 2001, as amended (the 'Merger Agreement'). Pursuant to the Merger Agreement, the Company is preparing to file a registration statement and proxy statement on Form S-4 and the requisite amendments thereto (the 'Registration Statement') with the Securities and Exchange Commission ('SEC') pursuant to the Securities Act of 1933, as amended. Carl Pavarini hereby consents to the Company's disclosure in the Registration Statement of (i) Dr. Pavarini's position as a member of the Company's Board of Directors effective as of the closing of the transaction contemplated by the Merger Agreement and (ii) certain biographical information about Dr. Pavarini's in the Registration Statement. Dr. Pavarini further acknowledges that the biographical information as set forth on Exhibit A is materially true and correct.

                                          /s/ CARL PAVARINI
                                           .....................................
                                          Carl Pavarini

                                          Dated:     11/8/01
                                                ................................




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                                   EXHIBIT A

Carl Pavarini is an adjunct professor at Rensselaer Polytechnic Institute's Lally School of Management and Technology and a visiting executive and adjunct professor at the Stevens Institute of Technology School of Engineering. He has also taught in the MBA program at the Columbia University Graduate School of Business. Prior to becoming a professor, Dr. Pavarini worked at Lucent Technologies and AT&T, where he worked for over fifteen years until his retirement in 1999. During his tenure at Lucent and AT&T, Dr. Pavarini was a corporate officer and held responsibility for a number of product divisions.
Dr. Pavarini also worked for over ten years in research and engineering development at AT&T Bell. Dr. Pavarini holds a Ph.D. in systems engineering from Rensselaer Polytechnic Institute, and has attended the MIT Sloan Program for Senior Managers and the INSEAD International Management Program.